Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS REPORTS DIGESTIVE DISEASE WEEK 2006 UPDATE

Sunday, May 21 – XIFAXAN® Oral Presentation and COLAZAL® Poster

RALEIGH, NC, May 22, 2006 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced results of one investigator-initiated trial of XIFAXAN® (rifaximin) tablets 200 mg and one investigator-initiated trial of COLAZAL® (balsalazide disodium) Capsules 750 mg that were presented Sunday, May 21 at Digestive Disease Week® 2006.

“Salix and our products are well represented at Digestive Disease Week 2006,” stated Bill Forbes, Pharm. D., Vice President, Research and Development, and Chief Development Officer.

“Results from important studies conducted by two leading independent investigators were presented yesterday. In an oral presentation, Mark Pimentel, M.D., discussed results that suggest XIFAXAN provides durable improvement in symptom relief for IBS patients. This durability of improvement which follows the completion of a 10-day course of XIFAXAN is a marked differentiating factor between XIFAXAN therapy and current therapies which require continuous and chronic treatment. Our hope and expectation is that our current Phase 2b trial will help us replicate much of the work that Dr. Pimentel and his colleagues have done with XIFAXAN in IBS.

“Asher Kornbluth, M.D., reported results of a study comparing the ability of COLAZAL and Asacol® to deliver 5-ASA and Nac-5-ASA to the muscosal lining of the distal colon. The striking difference in mucosal concentrations underscores COLAZAL’s ability to deliver 99% of its active ingredient, 5-ASA, to the colon.”

Irritable Bowel Syndrome

Mark Pimentel, M.D., Director, GI Motility Program, Cedars-Sinai Medical Center, Los Angeles, CA, et al. presented a subanalysis of a study designed to investigate the efficacy of XIFAXAN in improving the global symptoms of subjects with irritable bowel syndrome (IBS) meeting the Rome I criteria. This subanalysis evaluates the duration of treatment effect and individual symptom improvement. In this randomized, double-blind, two-center study, subjects underwent a one-week run-in and then completed a symptom questionnaire to score improvement in diarrhea, constipation, bloating and abdominal pain. The 87 subjects were randomized to receive either XIFAXAN 1200 mg daily (400 mg TID) or placebo for 10 days. One week after completion of treatment, and for nine weeks thereafter, subjects repeated the weekly symptom questionnaire. The number of subjects with clinical response (greater than 50% improvement) in each of the symptom categories was determined over the 10-week period. Two endpoints were examined: 1) one week following completion of treatment; and 2) the overall 10-week period. At one week after completing treatment, diarrhea and bloating were statistically improved and constipation and abdominal pain were not statistically improved. For the entire 10-week period, all four symptoms were statistically improved including bloating (p<0.0000001), diarrhea (p<0.00001), abdominal pain (p<0.01) and constipation (p<0.05).

Ulcerative Colitis

Asher Kornbluth, M.D., Associate Clinical Professor of Medicine, Mount Sinai Medical Center and School of Medicine, Mount Sinai IBD Center, New York, NY, et al. investigated ulcerative colitis patients undergoing sigmoidoscopy or colonoscopy to determine distal colonic muscosal concentrations of 5-ASA and Nac-5-ASA following treatment with either balsalazide or pH-dependent mesalamine. Patients underwent routine four quadrant biopsies for assessment of histologic activity and measurements of 5-ASA and Nac-5-ASA concentrations by HPLC. These biopsies were performed by a pathologist, blinded to the patient’s drug treatment, at 5, 15 and 25 cm from the anal verge. Dr. Kornbluth compared 13 patients treated with a mean dose of 6.75 mg/day balsalazide (containing 2.4 gm of 5-ASA) with 17 patients treated with a mean dose of 3.74 gm/day of pH-dependent mesalamine. Mean mucosal 5-ASA concentrations were 102% greater with balsalazide than pH-dependent mesalamine at 5 cm, 84% greater at 15 cm and 102% greater at 25 cm, respectively. Similar differences were seen for mucosal Nac-5-ASA concentrations at each site. Interpatient variability was high in both treatment groups.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 150-member gastroenterology specialty sales and marketing team.

XIFAXAN® (rifaximin) tablets 200 mg is indicated for the treatment of patients (≥ 12 years of age) with travelers’ diarrhea caused by noninvasive strains of Escherichia coli. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24-48 hours and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN was generally well tolerated. The most common side effects (vs. placebo) were flatulence 11.3% (vs. 19.7%), headache 9.7% (vs. 9.2%), abdominal pain 7.2% (vs. 10.1%) and rectal tenesmus 7.2% (vs. 8.8%).

COLAZAL® (balsalazide disodium) Capsules 750 mg, is an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. Safety and effectiveness of COLAZAL beyond 12 weeks has not been established. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo.

Salix also markets VISICOL® Tablets, OSMOPREP™ Tablets, AZASAN®, Anusol-HC® Cream 2.5%, Anusol-HC® 25 mg Suppository, Proctocort® Cream 1% and Proctocort® Suppositories. MOVIPREP® and granulated mesalamine are under development.

Salix trades on the NASDAQ National Market under the ticker symbol “SLXP”.

For more information on Salix please call 919-862-1000 or visit www.salix.com. Information on the web site is not incorporated in Salix’s SEC filings.

DDW is the largest international gathering of physicians, researchers and academics in the fields of gastroenterology, hepatology, endoscopy and gastrointestinal surgery. Jointly sponsored by the American Association for the Study of Liver Diseases, the American Gastroenterological Association, the American Society for Gastrointestinal Endoscopy and the Society for Surgery of the Alimentary Tract, DDW takes place May 20-25, 2006, at the Los Angeles Convention Center. The meeting showcases approximately 5,000 abstracts and hundreds of lectures on the latest advances in GI research, medicine and technology. For more information, visit www.ddw.org.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of regulatory review and clinical trials, intellectual property risks, rapid growth and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.